EXHIBIT 99.1

CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
April 30, 2013

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS FIRST QUARTER 2013 RESULTS

Net income of $7.1 million, or $0.14 per diluted share
Net operating income of $6.9 million, or $0.14 per diluted share
Net operating income, excluding the impact of quota share treaty of $9.1 million, or $0.18 per diluted share
First quarter calendar year combined ratio of 101.1%
First quarter accident year combined ratio of 99.0%
First quarter accident year combined ratio, excluding the impact of quota share treaty of 97.6%
Quarterly dividend declared of $0.02 per share
Shareholders’ equity of $565.5 million, up $7.2 million from $558.3 million as of December 31, 2012
Statutory surplus of $501.2 million, up $74.9 million from $426.3 million as of December 31, 2012

First Quarter Overview:

Meadowbrook Insurance Group, Inc. (NYSE: MIG) (“Meadowbrook” or the “Company”) reported  first quarter 2013 net income of $7.1 million, or $0.14 per diluted share, as compared to $8.1 million, or $0.16 per diluted share, for the first quarter of 2012. Net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, was $6.9 million, or $0.14 per diluted share.

Net operating income, excluding the impact of the Swiss Re quota share treaty, was $9.1 million, or $0.18 per diluted share, compared to net operating income of $7.5 million, or $0.15 per diluted share, in the prior year first quarter.

The first quarter 2013 results include $0.2 million, or less than $0.01 per diluted share, of after-tax realized gains, compared to $0.6 million, or $0.01 per diluted share, during the same period in 2012.

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Statutory surplus, a non-GAAP measure, increased to $501.2 million at March 31, 2013 from $426.3 million at December 31, 2012.

Commenting on the quarterly results, Robert S. Cubbin, President and Chief Executive officer, stated: “Our first quarter results were consistent with our expectations. We are committed to our business plan and returning to our historic levels of underwriting profitability in the near term. We have enhanced our statutory surplus, stabilized reserves, continued to achieve rate increases in excess of loss ratio trends, and terminated underperforming programs and business.  With these actions, we have returned to operating profitability and increased statutory surplus by $74.9 million during the quarter. We are also pleased that A.M. Best has affirmed our “A-“(excellent) financial strength rating.”

First quarter 2013 results include a pre-tax adjustment to net ultimate loss estimates for accident years 2012 and prior of $3.6 million, ($2.3 million after-tax or $0.05 per share), or 2.1 combined ratio percentage points primarily on the discontinued public entity excess program in runoff. First quarter 2013 results also reflect the impact from the Swiss Re quota share treaty of 1.8 combined ratio percentage points. The after-tax cost of this treaty is $2.2 million or $0.05 per diluted share in the quarter.

The accident year loss and LAE ratio, a non-GAAP measure that excludes changes in net ultimate loss estimates from prior year loss reserves, was 69.3% for the first quarter of 2013, compared to 63.5% in the first quarter of 2012.

The 2013 accident year loss and LAE ratio, excluding the impact of the Swiss Re quota share treaty, was 66.0%.  The increase in the current accident year loss and LAE ratio over 2012 reflects a higher initial loss  selection to recognize the effect of changes in net ultimate loss estimates for the 2009, 2010 and 2011 accident years previously recorded in 2012 and partially offset by earned rate increases and other underwriting actions.

The expense ratio was 29.7% in the first quarter of 2013, compared to 32.7% in the prior year quarter. The first quarter 2013 expense ratio, excluding the impact of the Swiss Re quota share treaty was 31.6%. The improvement in the expense ratio reflects our ability to leverage fixed costs and execute on expense management initiatives.

Pre-tax net investment income for the first quarter of 2013 decreased to $11.1 million from $13.7 million for the first quarter of 2012. The decrease reflects the impact from the fourth quarter 2012 sale of a portion of our bond portfolio in order to generate realized gains. The Company reinvested the proceeds during the first quarter of 2013, with the replacement of those bonds at lower interest rates.

First quarter 2013 gross written premium increased to $267.7 million, compared to $258.0 million in the first quarter of 2012. This growth primarily reflects the accelerating pace of rate increases that have been achieved in combination with the maturation of existing programs for which we are achieving adequate pricing levels. This growth was partially offset by the termination of, or reductions in, certain programs where pricing and underwriting did not meet the Company’s targets.

Pre-tax profit from net commissions and fee revenue for the first quarter of 2013 was $3.6 million, compared to $2.6 million for the first quarter of 2012. The increased profitability was driven primarily by commission revenues generated by our Michigan agency and fees on certain managed programs in combination with a slight reduction in our general, selling and administrative costs in the current year.

General corporate expenses increased to $1.5 million in the first quarter of 2013, compared to $1.4 million in 2012.

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Amortization expense decreased to $1.1 million in the first quarter of 2013, compared to $1.4 million in 2012.

2013 Guidance remains unchanged

Management expects 2013 gross written premium to be between $970 million and $990 million.  Management also expects the Company’s net operating income, excluding the impact of the Swiss Re quota share treaty, to be between $35.0 million to $40.0 million, or between $0.70 and $0.80 per share.  We expect the combined ratio, excluding the Swiss Re quota share treaty, to be between 98.0% and 99.0%.  We expect pre-tax net investment income to be between $44.0 million and $45.0 million.  We expect the Swiss Re quota share treaty reinsurance agreement will add between 1.2 and 1.5 percentage points to the combined ratio.  Net operating income after including the impact of the Swiss Re quota share treaty, is expected to be between $27.4 million and $32.4 million, or $0.55 to $0.65 per share.

Commenting on 2013 expectations, Mr. Cubbin stated: ”We are pleased with the effect of the actions taken to date which position us to a return to profitability in 2013 and strengthen our capital position. We continue to achieve rate increases across our core business. The termination of unprofitable business is progressing as expected.  We believe the quota share agreement provides us the flexibility to take advantage of the firming market and rebuild our historic track record of stable underwriting results in an efficient and effective manner.  We believe our business model that focuses on product and geographic diversification should enable us to balance our revenue sources, leverage our fixed costs and manage through market cycles.”

Other Matters

Dividends:
On April 26, 2013, the Board of Directors declared a quarterly dividend of $0.02 per share payable on May 28, 2013 to shareholders of record as of May 10, 2013.

Debt to Equity Ratio:
At March 31, 2013, Meadowbrook’s debt-to-equity ratio was 43.3%, compared to 28.6% at December 31, 2012. The Company’s debt-to-equity ratio excluding the 30 year interest only senior and junior subordinated debentures (“the Debentures”) was 29.0% at March 31, 2013, compared to 14.1% at December 31, 2012. The Company’s debt-to-equity ratio excluding the Debentures and the drawdown of $30 million on Meadowbrook’s Federal Home Loan Bank (“FHLB”) credit facility, under which the Company purchased $30 million of high quality fixed income securities that match the maturity of the FHLB credit facility was 23.7% at March 31, 2013 compared to 8.7% at December 31, 2012.

During the first quarter the Company’s debt-to equity ratio increased due to the issuance of $100 million of the Company’s 5% Cash Convertible Senior Notes due 2020.

Investment Portfolio:

At March 31, 2013, pre-tax book yield, excluding cash and cash equivalents was 3.3%, compared to 3.4% at December 31, 2012. The tax-equivalent yield, excluding cash and cash equivalents was 3.8% at March 31, 2013 compared to 4.1% at December 31, 2012.  The tax adjusted effective duration of the portfolio was 4.7 years at March 31, 2013 and December 31, 2012.

Shareholders’ Equity:
Shareholders’ equity was $565.5 million, or $11.33 per common share, at March 31, 2013, compared to $558.3 million, or $11.22 per common share, at December 31, 2012.

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Statutory Surplus:
At March 31, 2013, the combined statutory surplus was $501.2 million, compared to $426.3 million at December 31, 2012.

Premium Leverage Ratios: As of March 31, 2013, on a trailing twelve month statutory combined basis, the Company’s gross and net premium leverage ratios were 2.1 to 1.0 and 1.5 to 1.0, respectively.

Cash Flows from Operations:
For the three months ended March 31, 2013, cash flows provided from operating activities were $2.6 million, compared to of $38.3 million for the three months ended March 31, 2012. The decrease in operating cash flows reflects a net cash outflow on the Swiss Re quota share treaty and a decrease in cash from underwriting activities.

Share Repurchases:
The Company did not repurchase any shares during the first quarter of 2013.

Under our Share Repurchase Plan, management remains authorized to purchase approximately 3.7 million additional shares.

Non-GAAP Measures

Statutory Surplus

Statutory surplus is a non-GAAP measure with the most directly comparable financial GAAP measure being shareholders’ equity. The following is a reconciliation of statutory surplus to shareholders’ equity for the period ending December 31, 2012, and March 31, 2013:

Consolidated Statutory Surplus to GAAP Shareholders' Equity
For Period Ending December 31, 2012
(In thousands)

Statutory Consolidated Surplus		$426,257

Statutory to GAAP differences:
Deferred policy acquisition costs	45,417
Unrealized gain on securities available for sale	62,877
Non-admitted assets and other	(2,993)

Total Statutory to GAAP differences		105,301

Total Non-Regulated Entities		26,721
GAAP Consolidated Shareholders' Equity		$558,279

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Consolidated Statutory Surplus to GAAP Shareholders' Equity
For Period Ending March 31, 2013
(In thousands)

Statutory Consolidated Surplus		$501,166

Statutory to GAAP differences:
Deferred policy acquisition costs	51,967
Unrealized gain on securities available for sale	57,749
Non-admitted assets and other	(4,354)

Total Statutory to GAAP differences		105,362

Total Non-Regulated Entities		(41,065)
GAAP Consolidated Shareholders' Equity		$565,463

Net Operating Income and Net Operating Income Per Share

Net operating income and net operating income per share are non-GAAP measures that represent net income excluding net realized gains or loss, net of tax. The most directly comparable financial GAAP measures to net operating income and net operating income per share are net income and net income per share, respectively.  Net operating income and net operating income per share are intended as supplemental information and are not meant to replace net income or net income per share. Net operating income and net operating income per share should be read in conjunction with the GAAP financial results.  The following is a reconciliation of net operating income to net income, as well as net operating income per share to net income per share:

	For the Three Months Ended March 31,
	2013	2012
	(In thousands, except share and per share data)
Net operating income	$6,877	$7,527
Net realized gains, net of tax	205	577
Net income	$7,082	$8,104

Diluted earnings per common share:
Net operating income	$0.14	$0.15
Net income	$0.14	$0.16
Diluted weighted average common shares outstanding	49,845,023	50,921,465

Management uses net operating income and net operating income per share as components to assess our performance and as measures to evaluate the results of our business. Management believes these measures provide investors with valuable information relating to our ongoing performance that may be obscured by the net effect of realized gains and losses as a result of the Company’s market risk sensitive instruments, which primarily relate to fixed income securities that are available for sale and not held for trading purposes. Realized gains and losses may vary significantly between periods and are generally driven by external economic developments, such as capital market conditions. Accordingly, net operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from the Company’s ongoing business operations and the underlying loss or profitability of the Company’s business. Accordingly, management believes it is useful for investors to evaluate net operating income and net operating income per share, along with net income and net income per share, when reviewing and evaluating Meadowbrook’s performance.

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Accident Year Loss and LAE Ratio

The accident year loss and LAE ratio is a non-GAAP measure and represents the Company’s net loss and LAE ratio excluding the impact of any changes in net ultimate loss estimates on prior year loss and LAE reserves. The most directly comparable financial GAAP measure to the accident year loss and LAE ratio is the net loss and LAE ratio.  The accident year loss and LAE ratio is intended as supplemental information and is not meant to replace the net loss and LAE ratio. The accident year loss and LAE ratio should be read in conjunction with the GAAP financial results.  The following is a reconciliation of the accident year loss and LAE ratio to the net loss and LAE ratio (both as reported and excluding Swiss Re quota share treaty):

	For the Three Months Ended March 31, As Reported		For the Three Months Ended March 31, Excluding Swiss Re Quota Share
	2013	2012	2013	2012
Accident year loss and LAE ratio	69.3%	63.5%	66.0%	63.5%
Increase in net ultimate loss estimates on prior year loss reserves	2.1%	5.3%	1.7%	5.3%
Net loss & LAE ratio	71.4%	68.8%	67.7%	68.8%

Management uses the accident year loss and LAE ratio as one component to assess the Company’s current year performance and as a measure to evaluate and, if necessary, adjust our pricing and underwriting. Meadowbrook’s net loss and LAE ratio is based on calendar year information. Adjusting this ratio to an accident year loss and LAE ratio allows us to evaluate information based on the current accident year activity. Management believes this measure provides investors with valuable information for comparison to historical trends and current industry estimates. Management also believes that it is useful for investors to evaluate the accident year loss and LAE ratio and net loss and LAE ratio separately when reviewing and evaluating the Company’s performance.

Conference Call

Meadowbrook’s 2013 first quarter results will be discussed by management in more detail on Wednesday, May 1, 2013 at 9:00 a.m. EDT.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through May 15, 2013 by dialing 1-877-660-6853 and referring to conference ID 412712.  The webcast will be archived and available for replay through August 1, 2013.

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About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and six property and casualty insurance underwriting companies. Meadowbrook has twenty-eight locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: premium volume and operating leverage, the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums and on underwriting criteria; ability to obtain rate increases in current market conditions; investment rate of return and losses (whether realized or unrealized) in the Company’s investment portfolio; changes in and adherence to insurance or other regulation; actions taken by regulators, rating agencies or lenders, including possible downgrade of the company’s current A- financial strength rating; attainment of certain processing efficiencies; changing rates of inflation; impairment of intangibles; general economic conditions; the Company’s possible ability to implement its capital raising and capital preservation strategies in a timely manner; and other risks identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, any of which may have a material and adverse effect on the Company’s results of operations and financial condition. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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EARNINGS RELEASE	PAGE 8

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	MARCH 31,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2013	2012

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,731,321	$1,651,592
Premium and agents balances	214,146	208,743
Reinsurance recoverable	444,691	395,517
Deferred policy acquisition costs	51,967	45,417
Prepaid reinsurance premiums	122,276	143,180
Goodwill	121,041	121,041
Other assets	172,263	147,784

Total Assets	$2,857,705	$2,713,274

LIABILITIES
Loss and loss adjustment expense reserves	$1,487,905	$1,455,980
Unearned premium reserves	442,741	439,418
Debt	164,110	78,500
Debentures	80,930	80,930
Other liabilities	116,556	100,167
Total Liabilities	2,292,242	2,154,995

STOCKHOLDERS' EQUITY
Common stockholders' equity	565,463	558,279

Total Liabilities & Stockholders' Equity	$2,857,705	$2,713,274

Book value per common share	$11.33	$11.22

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$10.40	$10.24

(1) While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating income is net income less realized gains net of taxes associated with such gains.

EARNINGS RELEASE	PAGE 9

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS
Share & Per Share Data)	ENDED MARCH 31,

SUMMARY DATA	2013	2012

Gross written premiums	$267,665	$257,955
Net written premiums	194,815	218,975

REVENUES
Net earned premiums	$170,588	$192,815
Net commissions and fees	9,634	8,965
Net investment income	11,140	13,732
Net realized gains	316	732
Total Revenues	191,678	216,244
EXPENSES
Net losses and loss adjustment expenses	121,816	132,747
Policy acquisition and other underwriting expenses	50,605	63,113
General selling and administrative expenses	6,023	6,339
General corporate expenses	1,516	1,373
Amortization expense	1,071	1,416
Interest expense	2,197	1,977
Total Expenses	183,228	206,965
INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	8,450	9,279
Income tax expense	1,836	1,855
Equity earnings of affiliates, net of tax	438	688
Equity earnings (loss) of unconsolidated subsidiaries, net of tax	30	(8)
NET INCOME	$7,082	$8,104

Less: Net realized gains, net of tax	205	577

NET OPERATING INCOME (1)	$6,877	$7,527

Diluted earnings per common share
Net income	$0.14	$0.16
Net operating income	$0.14	$0.15
Diluted weighted average common shares outstanding	49,845,023	50,921,465

GAAP ratios:
Loss & LAE ratio	71.4%	68.8%
Other underwriting expense ratio	29.7%	32.7%
GAAP combined ratio	101.1%	101.5%

(1) While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating income is net income less realized gains net of taxes associated with such gains.

EARNINGS RELEASE	PAGE 10

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS
	ENDED MARCH 31,

	2013	2013	2012
	As Reported	Excluding Swiss Re Quota Share	As Reported
Net earned premium	$170,588	$219,040	192,815
Net losses & loss adjustment expenses(1)	121,816	148,222	132,747
Policy acquisition and other underwriting expenses	50,605	69,259	63,113
(Loss) profit from net earned premium	(1,833)	1,559	(3,045)
Net investment income	11,140	11,140	13,732
Profit from insurance operations	9,307	12,699	10,687

Net commissions and fees	$9,634	$9,634	8,965
General selling & administrative expenses	6,023	6,023	6,339
Profit from net commissions & fees	3,611	3,611	2,626

General corporate expense	$1,516	$1,516	1,373
Amortization expense	1,071	1,071	1,416
Interest expense	2,197	2,197	1,977
Other expenses	4,784	4,784	4,766

Profit (loss) from insurance operations	$9,307	$12,699	10,687
Profit from net commissions & fees	3,611	3,611	2,626
Other expenses	(4,784)	(4,784)	(4,766)
Net capital gains	316	316	732
Pretax income	$8,450	$11,842	9,279

Key ratios:
GAAP combined ratio	101.1%	99.3%	101.5%
Accident year combined ratio(2)	99.0%	97.6%	96.2%

(1) The three months ended March 31, 2013 include an increase in net ultimate loss estimates for 2012 and prior accident years of $3,640 and the three months ended March 31, 2012 include an increase in net ultimate loss estimates for 2011 and prior accident years of $10,208.

(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.